Exhibit 99.1

Polar Power Reports Third Quarter 2019 Financial Results

Management to Host Conference Call Today at 4:30 p.m. EDT

GARDENA, CA – November 12, 2019 – Polar Power, Inc. (NASDAQ: POLA), a global provider of prime, backup and solar hybrid DC power solutions, today reported its financial results for the third quarter and nine months ended September 30, 2019.

Key Q3 2019 Results and Highlights:

Financial Results for the Three and Nine Months Ended September 30, 2019

●	Net sales for Q3 2019 increased to $6.9 million, a 37% increase, compared to $5.0 million during the same period last year. Net sales for the nine months ended September 30, 2019 were $23.9 million, a 52% increase, as compared to $15.7 million in the same period last year.

●	Backlog as of the end of Q3 2019 was $3.0 million and we anticipate that approximately 90% of these orders will ship and be recognized as revenues during the next two quarters.

●	Gross margins during Q3 2019 increased to 32.2%, as compared to 30.2% during Q3 2018, as a result of improvements in production efficiency, coupled with reduction in material costs. The gross margin during the nine months ended September 30, 2019 was 31.7%, as compared to 32.2% during the same period in 2018.

●	Operating expenses were $2.2 million during Q3 2019, as compared to $2.3 million for Q3 2018. Operating expenses for the nine months ended September 30, 2019 were $6.9 million, as compared to $5.9 million for the same period in 2018. Operating expenses remained flat resulting from our investments in R&D, and our sales infrastructure during 2019.

●	Net income for Q3 2019 totaled $48,000, or $0.00 per basic and diluted share, compared to a net loss of $0.7 million, or $(0.07) per basic and diluted share in Q3 2018. Net income increased for the nine months ended September 30, 2019 to $0.7 million, or $0.07 per basic and diluted share, compared to a net loss of $0.8 million, or $(0.08) per basic and diluted shares, during the same period in 2018. This increase in net income is attributable to higher revenues resulting in higher contribution margins and improved production efficiencies during the third quarter when compared to the same period last year.

●	Current assets at September 30, 2019 grew to $24.3 million compared to $23.0 million at December 31, 2018. Inventory on September 30, 2019 grew to $14.1 million compared to $8.5 million on December 31, 2018. Cash on September 30, 2019 totaled $3.6 million, as compared to $5.6 million on December 31, 2018.

Management Commentary

“During the third quarter we experienced mixed results. Although gross margins continued to improve as a result of our investments in plant automation, new sales were lower resulting from a reduction in bookings,” said Arthur Sams, Polar’s Chief Executive Officer. “During the second half of 2019, we experienced a slowdown in sales from our U.S. Tier-1 telecommunications customers, which currently account for over 90% of our new equipment sales, but we expect that business to rebound in 2020 as budgets get back on track. We are also continuing to focus on our diversification strategy in telecommunications as well as accelerating our efforts to leverage our power solutions in new applications.”

Mr. Sams continued, “Let me take a moment to remind everyone of our business model. We provide power and cooling solutions; we are not just a generator manufacturer. One of the major components for a solar hybrid or micro-grid system is the generator. Polar chose DC generator technology because solar photovoltaic, fuel cells, and batteries are all exclusively DC. Also, DC micro-grids transmit power across distances more efficiently than AC. Therefore, we believe that DC generators are more efficient than AC generators in modern micro-grids and solar hybrid systems. When an application requires AC power, for example appliances in your home, a simple DC to AC inverter is installed. Most solar photovoltaic homes already have DC to AC inverters installed to convert the solar DC to AC. As solar hybrid, micro-grids and distributed power generation becomes more prevalent, we believe the industry will turn towards the high-end performance and reliability of DC generators, which is what we bring. We compete with traditional sources of power based on performance and we are not always the lowest priced from a capital expenditure standpoint, but we believe that we are among the lowest from an operational expenditure standpoint. We believe that our customers recognize the long-term value of our products, including higher performance, lower operating costs, better reliability, lighter weight, smaller packages and lower maintenance.

“We would also like to reiterate our belief that the domestic telecom market is a compelling growth market for Polar, including last-mile carriers. As we explained last quarter, we are experiencing a period of short-term volatility with our Tier-1 wireless communications carriers, mostly centered around shifting budgets to 5G rollouts, along with uncertainty as to how much backup power is required on-site at the towers. Shipments and sales are being postponed to 2020, but even with this guidance from our Tier-1 wireless communications customers, we are continuing our focus on diversification and accelerating our targeting of the “last-mile” or rural carriers. To facilitate this initiative, we are expanding our U.S. distribution network while introducing new products including propane and natural gas generators powered by Toyota engines, and energy storage systems which we believe gives us the industry leading technology. Furthermore, we have recently completed all emissions testing and are awaiting EPA certification to begin marketing our lower emission product line to both residential and commercial customers.

“In order to accelerate our expansion into new markets and diversity customers, we have modified our organization to where our Chief Operating Officer, Raj Masina, will manage domestic and international sales. Recently, we significantly strengthened our production management personnel, allowing Mr. Masina to focus on sales. As part of this plan, we are adjusting our international strategy to conduct an even narrower screening process and concentrating our focus on comprehensive power solutions. We plan to evaluate our international sales efforts on an ongoing basis and focus our efforts on the highest potential markets only. Domestically, we are expanding our sales infrastructure to reach new markets through strategic partnerships with our existing distribution networks.”

Mr. Sams continued, “As part of our strategic review we are actively expanding into markets outside of the telecom market. It is noteworthy that telecom applications make up less than 15% of sub 40-kilowatt generator sales among the large generator manufacturers and most of those sales involve home and commercial backup power applications. Our market analysis of the 30 large LPG refineries and distribution companies indicates a significant interest in our solar hybrid LPG systems for industrial, residential and commercial uses. In countries like Chile we seen restrictions on the use of diesel generators due to the negative pollution effects. The recent power shutdown in California has outlined a significant opportunity for our new LPG and natural gas product line. In California alone, there are 4.88 million solar powered homes, 570,000 electric vehicles and 1.18 million residential homes with pools, all each of which would be a target customer for these product solutions. Moving into the future California is requiring all new constructions homes to include solar; we expect other states to follow the same example.”

Mr. Sams concluded, “We have what we believe to be the most versatile and efficient DC power system on the market for both back-up and prime power applications. We believe that the solar, wind, and distributed energy generation, or DEG, market is here to stay and that the industry trends are converging towards our DC technology and power solutions. We are excited about these diverse market opportunities and plan to concentrate on markets that provide the greatest returns for us and our shareholders.”

Conference Call Details

Polar Power CEO Arthur Sams, COO Rajesh Masina and CFO Luis Zavala will host the conference call, followed by a question and answer period.

To access the call, please use the following information:

Date:	Tuesday November 12, 2019
Time:	4:30 p.m. ET, 1:30 p.m. PT
Toll-free dial-in number:	1-888-254-3590
International dial-in number:	1-323-994-2093
Conference ID:	6761324

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Integra Investor Relations at 415-233-7094.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=136958 and via the investor relations section of the Company’s website at www.polarpower.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time through November 19, 2019.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	6761324

About Polar Power, Inc.

Gardena, California-based Polar Power, Inc. (NASDAQ: POLA), designs, manufactures and sells direct current, or DC, power systems, lithium battery powered hybrid solar systems for applications in the telecommunications market and, in other markets, including military, electric vehicle charging, cogeneration, distributed power and uninterruptable power supply. Within the telecommunications market, Polar’s systems provide reliable and low-cost energy for applications for off-grid and bad-grid applications with critical power needs that cannot be without power in the event of utility grid failure. For more information, please visit www.polarpower.com. or follow us on www.linkedin.com/company/polar-power-inc/

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. With the exception of historical information, the matters discussed in this press release including, without limitation, Polar Power’s expectation that sales from its U.S. Tier-1 telecommunications customers will rebound in 2020 as budgets get back on track; Polar Power’s belief that DC generators are more efficient than AC generators in modern micro-grids and solar hybrid systems; Polar Power’s belief that the industry will turn towards the high-end performance and reliability of DC generators; Polar Power’s belief that it is among the lowest from an operational expenditure standpoint and that its customers recognize the long-term value of its products; Polar Power’s belief that the domestic telecom market is a compelling growth market for Polar, including last-mile carriers; Polar Power’s belief that it is experiencing short-term volatility with its Tier-1 wireless communications carriers, mostly centered around shifting budgets to 5G rollouts and uncertainty as to how much backup power is required on-site at the towers; Polar Power’s belief that its new products, including propane and natural gas generators powered by Toyota engines, gives it industry leading technology; Polar Power’s belief that it has the most versatile and efficient DC power system on the market for both back-up and prime power applications; Polar Power’s belief that the solar, wind, and distributed energy generation market is here to stay and that industry trends are converging towards its DC technology and power solutions; and Polar Power’s plan to evaluate its international sales effort on an ongoing basis and focus its efforts on the highest potential markets only are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Polar Power could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse domestic and foreign economic and market conditions, including demand for DC power systems; trade tariffs on raw materials; changes in domestic and foreign governmental regulations and policies; and other events, factors and risks. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our reports filed with the Securities and Exchange Commission.

Media and Investor Relations:

Integra Investor Relations

Shawn M. Severson

+1 415-233-7094

info@integra-ir.com

@Integra IR

www.integra-ir.com

Company Contact:

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, CA 90248

Tel: 310-830-9153

ir@polarpowerinc.com

www.polarpower.com

POLAR POWER, INC.
BALANCE SHEETS

	September 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents (including restricted cash of $1,002,683 at December 31, 2018)	$3,666,475	$5,640,078
Accounts receivable	5,038,302	7,726,919
Inventories, net	14,142,895	8,471,769
Prepaid expenses	1,174,216	468,666
Refundable income taxes	231,444	715,916
Total current assets	24,253,332	23,023,348

Operating lease right-of-use assets, net	2,339,353	-
Property and equipment, net	2,242,210	2,122,757
Deposits	94,001	94,001
Total assets	$28,928,896	$25,240,106

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$856,656	$1,066,415
Customer deposits	228,268	79,184
Accrued expenses and other current liabilities	942,292	504,559
Current portion of operating lease liabilities	589,696	-
Current portion of notes payable	329,490	283,388
Total current liabilities	2,946,402	1,933,546

Operating lease liabilities, net of current portion	1,818,927	-
Notes payable, net of current portion	858,983	924,539

Total liabilities	5,624,312	2,858,085

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.0001 par value, 50,000,000 shares authorized, 10,143,158 shares issued and outstanding	1,014	1,014
Additional paid-in capital	19,815,258	19,578,426
Retained earnings	3,488,312	2,802,581
Total stockholders’ equity	23,304,584	22,382,021

Total liabilities and stockholders’ equity	$28,928,896	$25,240,106

POLAR POWER, INC.
CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net Sales	$6,939,318	$5,061,158	$23,922,651	$15,748,845
Cost of Sales	4,707,412	3,530,847	16,336,576	10,672,707
Gross Profit	2,231,906	1,530,311	7,586,075	5,076,138

Operating Expenses
Sales and marketing	707,171	717,983	2,039,643	1,968,152
Research and development	546,144	571,300	1,649,794	1,371,981
General and administrative	935,352	1,004,984	3,209,596	2,589,018
Total operating expenses	2,188,667	2,294,267	6,892,033	5,929,151

Income (loss) from operations	43,239	(763,956)	694,042	(853,013)

Other (expenses) income
Interest expenses	(13,676)	(2,777)	(34,389)	(8,181)
Other income (expense)	18,678	9,616	26,078	8,716
Total other (expenses) income, net	5,002	6,839	(8,311)	535

Income (loss) before income taxes	48,241	(757,117)	685,731	(852,478)
Net income (loss)	$48,241	$(757,117)	$685,731	$(852,478)

Net income (loss) per share – basic and diluted	$0.00	$(0.07)	$0.07	$(0.08)
Weighted average shares outstanding, basic and diluted	10,143,158	10,143,158	10,143,158	10,143,158

POLAR POWER, INC.
STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$685,731	$(95,361)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Fair value of vested stock options	236,832	128,383
Depreciation and amortization	459,110	154,947
Amortization of operating lease right-of-use asset	390,713	-
Changes in operating assets and liabilities
Accounts receivable	2,688,617	(1,173,814)
Inventories	(5,671,126)	(797,992)
Prepaid expenses	(819,437)	(298,929)
Deposits	-	(26,705)
Refundable income taxes	484,472	-
Accounts payable	(209,759)	(346,997)
Customer deposits	149,084	158,124
Accrued expenses and other current liabilities	468,042	4,616
Decrease in lease liability	(351,752)	-
Net cash used in operating activities	(1,489,473)	(2,293,728)

Cash flows from investing activities:
Acquisition of property and equipment	(311,369)	(138,821)
Net cash used in investing activities	(311,369)	(138,821)

Cash flows from financing activities:
Repayment of notes	(172,761)	(54,578)
Net cash used in financing activities	(172,761)	(54,578)

Decrease in cash and cash equivalents	(1,973,603)	(2,487,127)
Cash and cash equivalents, beginning of period	5,640,078	14,201,163
Cash and cash equivalents, end of period	$3,666,475	$11,714,036

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired through issuance of notes payable	$153,307	$662,750
Initial recognition of operating lease right-of-use assets and operating lease obligations upon adoption of ASC Topic 842	$2,847,495	$-
Reclassification of prepaid expenses to property and equipment	$113,887	$-